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                                   SECOND AMENDMENT
                                 OF CREDIT AGREEMENT


     THIS SECOND AMENDMENT OF CREDIT AGREEMENT, dated as of March 26, 1998 (this "AMENDMENT"), is by and among Stone Container Corporation, a Delaware corporation (the "BORROWER"), the undersigned financial institutions, including Bankers Trust Company, in their capacities as lenders (collectively, the "LENDERS," and each individually, a "Lender"), Bankers Trust Company, as agent (the "AGENT") for the Lenders, and the undersigned financial institutions in their capacities as Co-Agents.

                                      RECITALS:

     A. The Borrower, Bank of America National Trust & Savings Association, The Bank of New York, The Bank of Nova Scotia, Caisse Nationale de Credit Agricole, The Chase Manhattan Bank, N.A., Dresdner Bank AG-Chicago and Grand Cayman Branches, The First National Bank of Chicago, The Long-Term Credit Bank of Japan, Ltd., NationsBank, N.A. (Carolinas), The Sumitomo Bank, Ltd., Chicago Branch and Toronto Dominion (Texas), Inc., as co-agents (collectively, the "CO-AGENTS," and each individually, a "CO-AGENT"), the Agent and the Lenders are parties to that certain Amended and Restated Credit Agreement dated as of June 19, 1997, as amended by the First Amendment of Credit Agreement dated as of December 22, 1997 (the "CREDIT AGREEMENT").

     B. The Borrower has requested the Agent and the Lenders to amend the Credit Agreement to, among other things, adjust the Indebtedness Ratio levels that are required to be maintained by the Borrower under SECTION 5.3 of the Credit Agreement, and to modify certain other provisions of the Credit Agreement.

     C. The Borrower, the Agent and the Lenders desire to amend the Credit Agreement on the terms and conditions set forth herein.

     NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

     SECTION 1. DEFINED TERMS. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings given them in the Credit Agreement.

     SECTION 2. AMENDMENTS TO THE CREDIT AGREEMENT. The Credit Agreement is, as of the Effective Date (as defined below), hereby amended as follows:

          (a) SECTION 5.2.2(t) of the Credit Agreement is amended by deleting "December 23, 1997" appearing in the second proviso of such Section and substituting "March 26, 1998" therefor.

          (b) SECTION 5.2.10(e) of the Credit Agreement is amended by deleting such Section in its entirety and substituting therefor the following:



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          "(e) Make any mandatory offer to purchase, or redeem or purchase, any Indebtedness created pursuant to or evidenced by any of the Specified Senior Indentures pursuant to a "Deficiency Offer" made in accordance with Article Eleven (or any other similar Article or provision) of any thereof (it being understood and agreed that no such Deficiency Offer may be directly or indirectly made out of the proceeds of Indebtedness incurred as permitted by SECTION 5.2.2(q) or out of Discretionary Funds); PROVIDED, HOWEVER, that the Borrower may make a Deficiency Offer solely with respect to the Borrower's failure to maintain the Minimum Subordinated Capital Base (as such term is defined in each of the Senior Indentures) as of Borrower's two consecutive Fiscal Quarters ended December 31, 1997 and March 31, 1998, no later than April
          7, 1998 (regardless of the actual payment date for securities accepted pursuant to such Deficiency Offer) in accordance with the terms and conditions set forth in Article Eleven of each of the Senior Indentures, and purchase any securities tendered in such Deficiency Offer, provided that the Borrower satisfies each of the following conditions: (i) the sum of (A) the Total Available Revolving Commitment PLUS (B) the Total Available Supplemental Revolving Commitment shall be equal to or greater than $225,000,000 on the final date for the tender of securities in such Deficiency Offer (and after taking into effect any proposed borrowings of Revolving Loans and Supplemental Revolving Loans, the proceeds of which are proposed to be used to purchase securities tendered in such Deficiency Offer and accepted for payment); (ii) on the final date for the tender of securities in such Deficiency Offer, all of the securities outstanding under the Specified Senior Indentures (other than the 12-5/8% Senior Notes due July 15, 1998, the 11-7/8% Senior Notes due December 1, 1998 and the 9-7/8% Senior Notes due February 1, 2001) shall be trading at a price of not less than par value as quoted to the Agent by at least two out of three independent brokers and/or market makers acceptable to the Agent; and (iii) in the event the Borrower uses proceeds, whether directly or indirectly, of Revolving Loans and/or Supplemental Revolving Loans in an aggregate amount in excess of $60,000,000 (such amount in excess of $60,000,000 being referred to herein as the "EXCESS REVOLVER AMOUNT"), then the Borrower shall repay such Excess Revolver Amount (provided that the Borrower shall not be obligated to repay such Excess Revolver Amount until the Excess Revolver
          Amount is equal to or greater than $5,000,000) on or before the 90th day following the last incurrence of such Revolving Loans and/or Supplemental Loans, the proceeds of which are used, directly or indirectly, to fund such Deficiency Offer, with proceeds from the incurrence of Indebtedness which the Borrower or any of its Subsidiaries incurs in compliance with the terms and conditions of this Agreement (including, without limitation, SECTION 5.2.2) and the Specified Senior Indentures; and PROVIDED FURTHER, that the terms and conditions of the foregoing proviso shall not be construed to permit the Borrower to make any subsequent Deficiency Offer following the one-time Deficiency Offer that is expressly permitted in the foregoing proviso, any


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          such subsequent Deficiency Offer remaining expressly prohibited by this SECTION 5.2.10(e)."

          (c) SECTION 5.3.1(a) of the Credit Agreement is amended by deleting the ratio "0.75 to 1" appearing opposite the date "June 30, 1998" in such Section and substituting therefor the ratio "0.65 to 1".

          (d)  SECTION 5.3.2 of the Credit Agreement is amended by deleting such
     Section in its entirety and substituting therefor the following:

          "Section 5.3.2   INDEBTEDNESS RATIO.  Have an Indebtedness Ratio
          of not more than the following amounts as of the end of each Fiscal Quarter ending on a date set forth below:

                    Date                           Ratio
                    -----                         -------
                    December 31, 1994 through
                       March 31, 1997             .85 to 1
                    June 30, 1997                 .86 to 1
                    September 30, 1997            .88 to 1
                    December 31, 1997             .90 to 1
                    March 31, 1998                .92 to 1
                    June 30, 1998                 .92 to 1
                    September 30, 1998            .92 to 1
                    December 31, 1998             .91 to 1
                    March 31, 1999                .90 to 1
                    June 30, 1999                 .85 to 1
                    September 30, 1999            .80 to 1
                    December 31, 1999 and
                        thereafter                .76 to 1"

          (e) The Definitional Appendix of the Credit Agreement is amended by deleting the last sentence appearing in the definition of "Consolidated Net Income" and "Consolidated Net Loss" appearing therein and substituting therefor the following:

          "Notwithstanding the foregoing, (i) any loss recognized upon the sale or other disposition of any Abitibi Shares (including, without limitation, upon the exchange or conversion of any security or other instrument for Abitibi Shares which constituted Monetized Assets), (ii) any non-cash exchange related gain or loss at Stone Finance from and after October 1, 1997 and (iii) any loss recognized as the result of the write-off of all or any portion of Stone-Canada's investment in SVCPI, in each case, shall be excluded for purposes of determining Consolidated Net Income and Consolidated Net Loss."


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          (f)  The Definitional Appendix of the Credit Agreement is amended by inserting at the end of the definition of "Consolidated Net Worth" appearing therein the following:

          "Notwithstanding the foregoing, (i) any loss recognized as the result of the write-off of all or any portion of Stone-Canada's investment in SVCPI, (ii) any losses recognized in the fourth Fiscal Quarter in 1997 up to an aggregate amount not exceeding $29 million with respect to non-cash exchange related losses and one-time restructuring charges at S-CC, Stone Finance and SVCPI, and (iii) any non-cash exchange related gain or loss at S-CC, Stone Finance or SVCPI from and after January 1, 1998, in each case, shall be excluded for purposes of determining Consolidated Net Worth."

     SECTION 3. CONDITIONS PRECEDENT TO EFFECTIVENESS OF AMENDMENT. This Amendment shall become effective upon the date (the "EFFECTIVE DATE") when each of the following conditions precedent are satisfied:

          (a) each of the Borrower, the Agent and the Required Lenders shall have executed and delivered this Amendment;

          (b) the Borrower shall have paid in full to the Agent on or before March 27, 1998 (the "FEE PAYMENT DATE"), for ratable distribution to those Lenders that have executed and delivered this Amendment at or before 5:00 p.m. (Chicago time) on March 26, 1998, an amount equal to .125% of the aggregate outstanding Loans (in the case of Term Loans, Additional Term Loans, D Tranche Term Loans and E Tranche Term Loans) and Commitments (in the case of Revolving Loan Commitments and Supplemental Revolving Loan Commitments) of such Lenders as of the Fee Payment Date; PROVIDED, HOWEVER, that no such fee shall be payable pursuant to this clause (b) in the event that this Amendment is not executed by the Required Lenders; and

          (c) the Agent shall have received from the Borrower an opinion of Sidley & Austin, counsel to the Borrower, in form and substance reasonably satisfactory to the Agent and stating that (i) the Credit Agreement, as amended by this Amendment, constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, and
     (ii) the execution, delivery and performance of the Credit Agreement, as amended by this Amendment, does not conflict with or result in a breach of, or constitute a default under, any indenture, loan or credit agreement or other agreement or instrument known to such counsel to which the Borrower or any of its Subsidiaries is a party or by which any of their respective properties are bound, and such certificates and other opinions with respect hereto as the Agent may reasonably require.

     SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE BORROWER. The Borrower represents and warrants to the Lenders, the Co-Agents and the Agent as follows:

          (a) The representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects at and as of the date hereof as though made on and as of the date

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     hereof (except to the extent specifically made with regard to a particular date).

          (b) No Event of Default or Unmatured Event of Default has occurred and is continuing.

          (c) The execution, delivery and performance of this Amendment has been duly authorized by all necessary action on the part of, and duly executed and delivered by, the Borrower and this Amendment is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as the enforcement thereof may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

          (d) The execution, delivery and performance of this Amendment do not conflict with or result in a breach by the Borrower of any term of any material contract, loan agreement, indenture or other agreement or instrument to which the Borrower is a party or is subject.

     SECTION 5.     REFERENCES TO AND EFFECT ON THE CREDIT AGREEMENT.

          (a) On and after the Effective Date each reference in the Credit Agreement to "this Agreement," "hereunder," "hereof," "herein," or words of like import, and each reference to the Credit Agreement in the Loan Documents and all other documents (the "ANCILLARY DOCUMENTS") delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.

          (b) Except as specifically amended above, the Credit Agreement, the Loan Documents and all other Ancillary Documents shall remain in full force and effect and are hereby ratified and confirmed.

          (c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Lenders, the Co-Agents or the Agent under the Credit Agreement, the Loan Documents or the Ancillary Documents.

          (d) The Borrower acknowledges and agrees that this Amendment constitutes a "Loan Document" for purposes of the Credit Agreement, including, without limitation , SECTION 7.1(d) of the Credit Agreement.

     SECTION 6. EXECUTION IN COUNTERPARTS. This Amendment may be executed in counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. This Amendment shall be binding upon the respective parties hereto upon the execution and delivery of this Amendment by the Borrower, the Agent and the Required Lenders regardless of whether it has been executed


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and delivered by all of the Lenders.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

     SECTION 7. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE INTERNAL CONFLICTS OF LAWS PROVISIONS THEREOF.

     SECTION 8. HEADINGS. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

     SECTION 9. SUCCESSORS AND ASSIGNS. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

                               [Signature Pages Follow]



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